Exhibit 99

Isolagen, Inc. to Raise Approximately 14 Million in
Registered Direct Offering of Common Stock

-Company Withdraws Registration Statements for
Proposed Exchange and New Convertible Note Offerings-

EXTON, PA—  August 15, 2007 - Isolagen™, Inc. (AMEX:ILE) today announced it has obtained commitments to purchase shares of its common stock in a registered direct offering for gross proceeds of  $13.8 million.  Under the terms of the transaction, Isolagen will sell approximately 6.76 million shares of its common stock at $2.04 per share to institutional investors.  The closing of the offering is expected to take place on August 17, 2007, subject to the satisfaction of customary closing conditions.  These shares are being offered under an effective shelf registration statement previously filed with the Securities and Exchange Commission.

On August 15, 2007, the Company submitted an application with the Securities and Exchange Commission (SEC) to voluntarily withdraw the registration statements filed in July relating to a proposed exchange offer involving holders of its currently outstanding 3.5% Subordinated Convertible notes due 2024 and a proposed offer to the public of an additional $30,000,000, in principal amount, of new Senior Convertible Notes due 2024.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Isolagen, Inc.

Isolagen™, Inc. (AMEX:ILE) is an aesthetic and therapeutic company committed to developing and commercializing scientific advances and innovative technologies.  The company’s technology platform includes the Isolagen Process™, a cell processing system for skin and tissue rejuvenation which is currently in clinical development for a broad range of aesthetic and therapeutic applications including wrinkles, acne scars, burns and periodontal disease. Isolagen also commercializes a scientifically-advanced line of skincare systems through its majority-owned subsidiary, Agera® Laboratories, Inc.  For additional information, please visit www.isolagen.com.

Isolagen Forward Looking Statements

All statements in this news release that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control, that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under Item 1A “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, as updated in “Item 1A. Risk Factors” in the Company’s Quarterly Reports on Form 10-Q. We operate in a highly competitive and rapidly changing environment, thus new or unforeseen risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise any forward-looking statements. Readers are also urged to carefully review and consider the other various disclosures in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, as well as other public filings with the SEC since such date.

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